Via U.S. Mail and Fax (404) 949-0740
Mr. Martin R. Gausvik
Chief Financial Officer
Cumulus Media Inc.
14 Piedmont Center
Suite 1400
Atlanta, GA 30305

								January 20, 2006

RE:		Cumulus Media Inc.
		Form 10-Q/A for the quarterly period ended June 30, 2005
		File no. 005-54277

Dear Mr. Gausvik:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
??

??

??

??

Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE